Exhibit 99.3

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Cousins Properties Incorporated

Atlanta, Georgia

We have audited the accompanying combined balance sheets of Cousins Houston (the “Company”) as of December 31, 2015 and 2014, and the related combined statements of operations, equity, and cash flows for the years ended December 31, 2015 and 2014 and for the period from February 7, 2013 (inception) to December 31, 2013. Our audits also included the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Cousins Houston as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015 and 2014 and for the period from February 7, 2013 (inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the combined financial statements, the combined financial statements of Cousins Houston include allocations of certain operating expenses from Cousins Properties Incorporated. These costs may not be reflective of the actual costs which would have been incurred had Cousins Houston operated as an independent, stand-alone entity separate from Cousins Properties Incorporated.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

June 30, 2016

COUSINS HOUSTON

COMBINED BALANCE SHEETS

	As of December 31,
	2015	2014
	(in thousands)
Assets
Operating Properties, net of accumulated depreciation of $111,949 and $66,228 in 2015 and 2014, respectively	$1,086,451	$1,077,290
Cash and cash equivalents	109	684
Deferred rents receivable	22,798	13,914
Accounts receivable	4,549	3,004
Intangible assets, net of accumulated amortization of $61,567 and $42,641 in 2015 and 2014, respectively	72,166	91,092
Other assets	2,163	2,371

Total Assets	$1,188,236	$1,188,355

Liabilities and Equity
Liabilities
Note payable	$180,937	$184,097
Accounts payable and accrued liabilities	47,126	44,366
Intangible liabilities, net of accumulated amortization of $20,107 and $13,119 in 2015 and 2014, respectively	41,089	48,078
Other liabilities	2,212	2,017

Total liabilities	271,364	278,558

Commitments and contingencies	—	—
Equity	916,872	909,797

TOTAL LIABILITIES AND EQUITY	$1,188,236	$1,188,355

See notes to combined financial statements

COUSINS HOUSTON

COMBINED STATEMENTS OF OPERATIONS

	Years ended December 31,		Period from February 7, 2013 (date of inception) to December 31, 2013
	2015	2014
	(in thousands)
Revenues:
Rental property revenues	$177,890	$184,536	$72,696
Other	—	31	11

	177,890	184,567	72,707

Costs and Expenses:
Rental property operating expenses	74,162	79,625	31,759
General and administrative expenses	6,328	7,347	3,793
Depreciation and amortization	63,791	77,760	29,146
Interest expense	7,988	8,127	2,618
Acquisition and related costs	—	—	3,858

	152,269	172,859	71,174

Net Income	$25,621	$11,708	$1,533

See notes to combined financial statements

COUSINS HOUSTON

COMBINED STATEMENTS OF EQUITY

Amount
(in thousands)
Balance at inception, February 7, 2013	$—
Contributions by Cousins, net	935,414
Net income	1,533

Balance, December 31, 2013	936,947
Distributions to Cousins, net	(38,858)
Net income	11,708

Balance, December 31, 2014	909,797
Distributions to Cousins, net	(18,546)
Net income	25,621

Balance, December 31, 2015	$916,872

See notes to combined financial statements.

COUSINS HOUSTON

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Period from February 7, 2013 (date of inception) to December 31, 2013
	2015	2014
	(in thousands)
Net income	$25,621	$11,708	$1,533

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,791	77,760	29,146
Amortization of loan closing costs	179	177	59
Effect of certain non-cash adjustments to rental revenues	(14,626)	(17,895)	(6,868)
Bad debt expense (recovery)	(321)	464	109
Changes in operating assets and liabilities
Accounts receivable and other assets, net	(1,224)	482	(9,055)
Operating liabilities	2,975	7,524	26,846

Net cash provided by operating activities	76,395	80,220	41,770

Cash Flows From Investing Activities
Purchase of properties	—	—	(1,148,388)
Property improvements and tenant asset expenditures	(55,085)	(37,478)	(15,857)

Net cash used in investing activities	(55,085)	(37,478)	(1,164,245)

Cash Flows from Financing Activities
Change in Cousins’ investment, net	(18,546)	(38,858)	935,414
Payment of loan issuance costs	—	—	(1,249)
Proceeds from note payable	—	—	188,830
Repayment of note payable	(3,339)	(3,200)	(520)

Net cash provided by (used in) financing activities	(21,885)	(42,058)	1,122,475

Net (Decrease) Increase in Cash	(575)	684	—

Cash at Beginning of Period	684	—	—

Cash at End of Period	$109	$684	$—

Supplemental Cash Flow Information:
Cash paid for interest	$7,821	$7,960	$1,891
Change in accrued property and tenant asset expenditures	$(214)	$(731)	$1,622

See notes to combined financial statements.

COUSINS HOUSTON

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Organization And Basis Of Presentation

Proposed Transaction. Cousins, Parkway, Parkway Properties LP and Clinic Sub Inc., a wholly owned subsidiary of Cousins, entered into an agreement and plan of merger, dated as of April 28, 2016 (as amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Cousins and Parkway will combine through a stock-for-stock merger (the “Merger”), followed by a spin-off of the combined Houston-based assets of both companies (the “Houston Business”) into a new publicly traded real estate investment trust (“REIT”) called Parkway Inc. (“New Parkway”).

The spin-off of New Parkway will be accomplished by the distribution of all of the shares of common stock and limited voting stock of New Parkway to holders of shares of Cousins common stock and Cousins limited voting preferred stock (including legacy Parkway common stockholders and limited voting stockholders) on the business day following the closing of the Merger (the “Distribution”).

Basis of Presentation. The combined financial statements included herein represent the combined accounts and combined operations of the portion of the Houston Business owned and operated by Cousins (“Cousins Houston”). Cousins Houston includes the combined accounts related to the office properties of Greenway Plaza and Post Oak Central, currently operated through subsidiaries of Cousins, and certain corporate costs. The assets and liabilities in these combined financial statements represent historical carrying amounts of the following properties:

	Acquisition Date	Number of Office Buildings	Total Square Feet
Post Oak Central	February 7, 2013	3	1,280,000
Greenway Plaza	September 9, 2013	10	4,348,000

		13	5,628,000

Cousins Houston is a predecessor, as defined in applicable rules and regulations of the Securities and Exchange Commission, to the Houston Business, which will commence operations on the date of the Distribution.

Cousins Houston presents its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) as outlined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”). The Codification is the single source of authoritative accounting principles applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Intercompany transactions and balances have been eliminated.

For the periods presented, there were no items of other comprehensive income. Therefore, no presentation of comprehensive income is required.

Allocated Costs. The historical financial results for Cousins Houston include certain allocated corporate costs which Cousins Houston believes are reasonable. These costs were incurred by Cousins and estimated to be applicable to Cousins Houston based on proportionate leasable square footage. Such costs do not necessarily reflect what the actual costs would have been if Cousins Houston were operating as a separate stand-alone public company. These costs are discussed further in “Note 3—Related Party Transactions.”

Recently Issued Accounting Standards. In 2015, the FASB voted to defer ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Under the new guidance, companies will recognize revenue when the seller satisfies a performance obligation, which would be when the buyer takes control of the good or service. This new guidance could result in different amounts of revenue being recognized and could result in revenue being recognized in different reporting periods than under the current guidance. The standard specifically excludes revenue associated with lease contracts. The guidance is effective for periods beginning after December 15, 2017, with early adoption permitted for periods beginning after December 15, 2016. Cousins is currently assessing the potential impact of adopting the new guidance.

In February 2016, the FASB issued ASU 2016-02, “Leases,” which amends the existing standards for lease accounting by requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting and reporting. The new standard will require lessees to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months, and classify such leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method (finance leases) or on a straight-line basis over the term of the lease (operating leases). Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. ASU 2016-02 supersedes previous leasing standards. The guidance is effective for the fiscal years beginning after December 15, 2018 with early adoption permitted. Cousins is currently assessing the potential impact of adopting the new guidance.

Note 2—Significant Accounting Policies

Real Estate Assets

Cost Capitalization. Cousins Houston capitalizes costs related to property and tenant improvements, including allocated costs of Cousins’ personnel working directly on projects. Cousins Houston capitalizes direct leasing costs related to leases that are probable of being executed. These costs include commissions paid to outside brokers, legal costs incurred to negotiate and document a lease agreement, and costs incurred by personnel of Cousins that are based on time spent on successful leases. Cousins Houston allocates these costs to individual tenant leases and amortizes them over the related lease term.

Impairment. For real estate assets that are considered to be held for sale according to accounting guidance, Cousins Houston records impairment losses if the fair value of the asset net of estimated selling costs is less than the carrying amount. For those long-lived assets that are held and used according to accounting guidance, management reviews each asset for the existence of any indicators of impairment. If indicators of impairment are present, Cousins Houston calculates the expected undiscounted future cash flows to be derived from such assets. If the undiscounted cash flows are less than the carrying amount of the asset, Cousins Houston reduces the asset to its fair value.

Acquisition of Operating Properties. Cousins Houston records the acquired tangible and intangible assets and liabilities and assumed liabilities of operating property acquisitions at fair value at the acquisition date. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, and identified tangible and intangible assets and liabilities associated with in-place leases, including leasing costs, value of above-market and below-market tenant leases, value of above-market and below-market ground leases, acquired in-place lease values, and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition over the remaining term of the lease. The amounts recorded for above-market and below-market leases are included in intangible assets and intangible liabilities, respectively, and are amortized on a straight-line basis into rental property operating revenues over the remaining terms of the applicable leases.

The fair value of acquired in-place leases is derived based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. The amount recorded for acquired in-place leases is included in intangible assets and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases.

Depreciation and Amortization. Real estate assets are stated at depreciated cost less impairment losses, if any. Buildings are depreciated over their estimated useful lives, which range from 30 to 42 years. The life of a particular building depends upon a number of factors including whether the building was developed or acquired and the condition of the building upon acquisition. Furniture, fixtures and equipment are depreciated over their estimated useful lives of five years. Tenant improvements, leasing costs and leasehold improvements are amortized over the term of the applicable leases or the estimated useful life of the assets, whichever is shorter. Cousins Houston accelerates the depreciation of tenant assets if it estimates that the lease term will end prior to the termination date. This acceleration may occur if a tenant files for bankruptcy, vacates its premises or defaults in another manner on its lease. Deferred expenses are amortized over the period of estimated benefit. Cousins Houston uses the straight-line method for all depreciation and amortization.

Revenue Recognition

Cousins Houston recognizes contractual revenues from leases on a straight-line basis over the noncancelable lease term at the inception of each respective lease in accordance with ASC 840, Leases. In addition, leases typically provide for reimbursement of the tenants’ share of real estate taxes, insurance, and other operating expenses to Cousins Houston. Operating expense reimbursements are recognized as the related expenses are incurred. For the years ended December 31, 2015 and 2014 and for the period from February 7, 2013 (date of inception) to December 31, 2013, the Company recognized $59.1 million, $59.2 million, and $21.3 million, respectively, in revenues from tenants related to reimbursement of operating expenses.

Cousins Houston makes valuation adjustments to all tenant-related accounts receivable based upon its estimate of the likelihood of collectability. The amount of any valuation adjustment is based on the tenant’s credit and business risk, history of payment, and other factors considered by management.

Income Taxes

Cousins Houston’s properties are currently owned by Cousins, a Georgia corporation which has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). As a REIT, Cousins is not subject to federal income tax provided it distributes annually its adjusted taxable income, as defined in the Code, to stockholders and meets certain other organizational and operating requirements. Accordingly, the combined financial statements of Cousins Houston do not include a provision for federal income tax.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly-liquid money market instruments with maturities of three months or less.

Segment Disclosure

Cousins Houston is in the business of the ownership, development and management of office real estate. Cousins Houston has aggregated its office operations into one reportable segment. This segment is the aggregation of the aforementioned Cousins Houston office properties as reported to the Chief Operating Decision Maker and is aggregated due to the properties having similar economic and geographic characteristics.

Fair Value Measurements

Level 1 fair value inputs are quoted prices for identical items in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect Cousins Houston’s best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation estimate. We have no investments for which fair value is measured on a recurring basis using Level 3 inputs.

Note 4 includes fair values of assets acquired and liabilities assumed in business combinations using Level 2 and Level 3 inputs. Note 6 includes fair values of debt measured using Level 2 inputs.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3—Related Party Transactions

The combined financial statements include direct payroll costs and benefits for on-site personnel employed by Cousins. These costs are reflected in rental property operating expenses on the Combined Statements of Operations. As described in Note 2, also included are costs for certain functions and services performed by Cousins including, but not limited to, corporate-level salaries and other related costs, stock compensation, and other general and administrative costs. These costs were allocated to Cousins Houston based on proportionate leasable square footage which management believes is an appropriate estimate of usage. These costs are reflected as general and administrative expenses on the Combined Statements of Operations. The expenses allocated to Cousins Houston for these services are not necessarily indicative of the expenses that would have been incurred had Cousins Houston been a separate, independent entity that had otherwise managed these functions. A summary of these costs for each of the periods presented is as follows (in thousands):

	For the year ended December 31,		For the period from February 7, 2013 (date of inception) to
	2015	2014	December 31, 2013
Charged to rental property operating expenses:
Direct payroll charges	$6,826	$6,678	$2,471
Other allocated expenses	2,043	2,178	1,257

Charged to general and administrative expenses:
Office rental expense	337	329	149
Payroll and other expenses	5,991	7,018	3,644

Leasing commissions paid to Cousins’ personnel and other leasing costs incurred by Cousins are capitalized and amortized over the respective lease term. For the years ended December 31, 2015 and 2014 and for the period from February 7, 2013 (date of inception) to December 31, 2013, the Company capitalized $3.8 million, $2.5 million and $237,000, respectively, in commissions and other leasing costs to the properties.

Note 4—Real Estate Transactions

In 2013, Cousins Houston purchased Post Oak Central, a 1.3 million square foot, Class-A office complex in the Galleria district of Houston, Texas for $230.9 million. Also in 2013, Cousins Houston acquired Greenway Plaza, a 10-building, 4.3 million square foot office complex in Houston, Texas, for $928.6 million. Cousins Houston incurred $231,000 and $3.7 million in acquisition and related costs for Post Oak Central and Greenway Plaza, respectively.

The following tables summarize allocations of the estimated fair values of the assets and liabilities of the operating properties at the acquisition dates discussed above (in thousands and excludes certain operating assets and liabilities assumed) (in thousands):

	Post Oak Central	Greenway Plaza	Total
Tangible assets:
Land and improvements	$88,406	$273,651	$362,057
Building	118,470	499,262	617,732
Tenant improvements	10,877	96,284	107,161

Total tangible assets	217,753	869,197	1,086,950

Intangible assets:
Above-market leases	995	3,466	4,461
In-place leases	26,968	101,047	128,015
Below-market ground leases	—	1,257	1,257

Total intangible assets	27,963	105,770	133,733

Intangible liabilities:
Below-market leases	(14,792)	(43,896)	(58,688)
Above-market ground lease	—	(2,508)	(2,508)

	(14,792)	(46,404)	(61,196)

Net assets acquired	$230,924	$928,563	$1,159,487

The following unaudited supplemental pro forma information is presented for the period from February 7, 2013 to December 31, 2013 and reflects Cousins Houston’s historical combined statements of operations, adjusted as if the Greenway Plaza acquisition occurred on February 7, 2013. The supplemental pro forma information is not necessarily indicative of the actual results that would have been achieved had the transaction been consummated on such date (in thousands).

Amount
Revenues	$144,575
Net income	5,962

Note 5—Intangible Assets

Intangible assets on Cousins Houston’s balance sheet at December 31, 2015 and 2014 included the following (in thousands):

	As of December 31,
	2015	2014
	(in thousands)

In-place leases, net of accumulated amortization of $58,715 and $40,699 in 2015 and 2014, respectively	$69,300	$87,316

Above-market leases, net of accumulated amortization of $2,852 and $1,942 in 2015 and 2014, respectively	2,866	3,776

	$72,166	$91,092

Aggregate net amortization expense related to intangible assets and liabilities was $11.9 million, $21.6 million and $8.2 million for the years ended December 31, 2015 and 2014 and for the period from February 7, 2013 (date of inception) to December 31, 2013, respectively. Over the next five years and thereafter, aggregate amortization of these intangible assets and liabilities is anticipated to be as follows (in thousands):

	Below Market Rents	Above Market Rents	In-Place Leases	Total
	(in thousands)
2016	$(6,093)	$691	$13,423	$8,021
2017	(5,830)	427	11,730	6,327
2018	(5,472)	378	10,146	5,052
2019	(5,201)	305	8,646	3,750
2020	(3,459)	238	5,850	2,629
Thereafter	(15,034)	827	19,505	5,298

	$(41,089)	$2,866	$69,300	$31,077

Weighted average remaining lease term	9.3 years	8.2 years	7.3 years

Note 6—Note Payable

In September 2013, Cousins Houston entered into a $188.8 million non-recourse mortgage notes payable secured by Post Oak Central. The note bears interest at 4.26%, and the maturity date is October 1, 2020. In connection with this note payable, Cousins Houston incurred $1.2 million in loan costs. These costs, net of accumulated amortization of $416,000 and $237,000 in 2015 and 2014, respectively, are reflected as a reduction of the loan balance on the accompanying balance sheets. Future principal payments due on the note at December 31, 2015 are as follows (in thousands):

Amount
2016	$3,485
2017	3,636
2018	3,794
2019	3,959
2020	166,896

$181,770

Fair value of debt is calculated by discounting the debt’s remaining contractual cash flows at estimated rates at which similar loans could have been obtained. The estimate of the current market rate is intended to replicate debt of similar maturity and loan-to-value relationships. These fair value calculations are considered to be Level 2 under the guidelines set forth in ASC 820, as Cousins Houston utilizes market rates for similar type loans from third party brokers. At December 31, 2015 and 2014, the fair value of this financial instrument and the related discount rate assumptions are summarized as follows (in thousands):

	As of December 31,
	2015	2014
	(in thousands)
Carrying value	$180,937	$184,097
Fair value	$186,449	$196,909
Discount rate assumed in calculating fair value	3.65%	3.00%

Note 7—Commitments and Contingencies

Commitments

Cousins Houston had a total of $60.7 million in future obligations under leases to fund tenant improvements at December 31, 2015. Amounts due under these lease commitments are as follows (in thousands):

Amount
2016	$29,132
2017	8,047
2018	8,047
2019	7,721
2020	7,721

$60,668

Litigation

Cousins Houston is subject to various legal proceedings, claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. Cousins Houston records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, Cousins Houston accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, Cousins Houston accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, Cousins Houston discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, Cousins Houston discloses the nature and estimate of the possible loss of the litigation. Cousins Houston does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote or where the estimated loss would not be material. Based on current expectations, such matters, both individually and in the aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of Cousins Houston.

Note 8—Future Minimum Rents

Cousins Houston’s leases typically contain escalation provisions and provisions requiring tenants to pay a pro rata share of operating expenses. The leases typically include renewal options and are classified and accounted for as operating leases.

At December 31, 2015, future minimum rents to be received under existing non-cancellable leases are as follows:

Amount
2016	$94,855
2017	93,191
2018	93,662
2019	87,524
2020	65,732
Thereafter	295,794

$730,758

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

COUSINS HOUSTON

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2015

		Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period
Description/ Metropolitan Area	Encumbrances	Land and Improvements	Buildings and Improvements	Land and Improvements less Cost of Sales, Transfers and Other	Building and Improvements less Cost of Sales, Transfers and Other	Land and Improvements less Cost of Sales, Transfers and Other	Building and Improvements less Cost of Sales, Transfers and Other	Total(a)	Accumulated Depreciation(a)(b)	Date of Construction/ Renovation	Date Acquired	Life on Which Depreciation in the 2015 Statement of Operations is Computed(c)
	(in thousands)
Greenway Plaza Houston, TX	$—	$273,651	$595,547	$—	$76,544	$273,651	$672,091	$945,742	$85,616	—	2013	30 years
Post Oak Central Houston, TX	181,770	87,264	129,347	—	36,047	87,264	165,394	252,658	26,333	—	2013	42 years

Total Operating Properties	$181,770	$360,915	$724,894	$—	$112,591	$360,915	$837,485	$1,198,400	$111,949

NOTES:

(a)	Reconciliations of total real estate carrying value and accumulated depreciation for the years ended December 31, 2015 and 2014, and the period from February 7, 2013 (date of inception) to December 31, 2013 are as follows:

	Real Estate			Accumulated Depreciation
	2015	2014	2013	2015	2014	2013
	(in thousands)
Balance at beginning of period	$1,143,518	$1,104,463	$—	$66,228	$17,281	$—
Additions during the period:
Acquisitions	—	—	1,086,950	—	—	—
Improvements and other capitalized costs	54,882	39,055	17,513	—	—	—
Depreciation expense	—	—	—	45,710	48,926	17,248

	1,198,400	1,143,518	1,104,463	111,938	66,207	17,248

Deductions and other during the period	—	—	—	11	21	33

Balance at end of period	$1,198,400	$1,143,518	$1,104,463	$111,949	$66,228	$17,281

(b)	The aggregate cost for federal income tax purposes was approximately $1.2 billion (unaudited) at December 31, 2015.
(c)	Buildings and improvements are depreciated over 30 to 42 years. Leasehold improvements and other capitalized leasing costs are depreciated over the life of the asset or the term of the lease, whichever is shorter.